Filed Pursuant to Rule 424(b)(3)
File Number 333-127838

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement dated October 3, 2005
to Prospectus declared
effective on September 15, 2005
(Registration No. 333-127838)

MSO HOLDINGS, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated September 15, 2005.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement includes the attached Current Report on Form 8-K of MSO Holdings, Inc. filed on October 3, 2005 with the Securities and Exchange Commission. The 8-K is related to the appointment of Jeffrey L. Wiese as one of our directors. Certain biographical information related to Mr. Weise appears below:

Jeffrey L. Wiese

Since 1998 Mr. Wiese, age 68, has been a consultant to Elco Management, LLC, specializing in high-yield energy securities. Prior to that, Mr. Wiese served as Vice President of Institutional Equity Sales for Solomon Smith Barney in Los Angeles. Prior to working at Solomon Smith Barney, Mr. Wiese was Senior Vice President and Manager of West Coast Institutional Sales for Shearson Lehman Brothers. Earlier in his career, Mr. Wiese worked with Goldman Sachs in Los Angeles. Prior to Goldman Sachs, Mr. Wiese held a number of positions with Colgate-Palmolive International, including as a Marketing Manager in Morocco, as a Product Manager in Toronto and working in Long Range Planning and New Product Development in New York. Mr. Wiese holds an MBA in Marketing from the Kellogg School of Management at Northwestern University and a Bachelor of Arts degree from Cornell University.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “MSOD.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is October 3, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 30, 2005

MSO Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2-98395-NY	74-3134651
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2333 Waukegan Road, Suite 175, Bannockburn, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 847-267-0801

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors and Principal Officers; Election of Directors; Appointment of Principal Officers

        Effective September 30, 2005, Jeffrey Wiese was appointed unanimously by the sitting members of the registrant’s Board of Directors to become a Director of the registrant in order to fill the one (1) vacancy currently existing on the registrant’s Board of Directors.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSO Holdings, Inc.
By: /s/ Albert Henry
Albert Henry
Chief Executive Officer

Dated: September 30, 2005